Exhibit 99.1
FINANCIAL STATEMENTS
eCOST.com, Inc.
BALANCE SHEETS

	September 30,	December 31,
	2005	2004
	(Unaudited)
	(In thousands, except
	share data)
ASSETS
Current assets:
Cash and cash equivalents	$6,290	$8,790
Short-term investments	—	7,000
Accounts receivable, net of allowance for doubtful accounts of $360 and $199 at September 30, 2005 and December 31, 2004, respectively	5,080	2,039
Inventories, net	6,737	1,794
Prepaid expenses and other current assets	894	263
Due from Affiliate, net	—	813
Deferred income taxes	—	883

Total current assets	19,001	21,582
Property and equipment, net	1,868	342
Deferred income taxes	—	4,467
Other assets	179	123

Total assets	$21,048	$26,514

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,015	$585
Accrued expenses and other current liabilities	3,208	2,635
Due to Affiliate, net	1,082	—
Deferred revenue	1,167	2,014

Total current liabilities	12,472	5,234

Total liabilities	12,472	5,234

Commitments and contingencies (Note 5)
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 17,747,133 and 17,465,000 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively	18	17
Additional paid-in capital	34,152	33,834
Deferred stock-based compensation	(958)	(1,333)
Accumulated deficit	(24,636)	(11,238)

Total stockholders’ equity	8,576	21,280

Total liabilities and stockholders’ equity	$21,048	$26,514

The accompanying notes are an integral part of these financial statements.

eCOST.com, Inc.
STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(Unaudited, in thousands, except per share data)
Net sales	$38,186	$43,397	$134,290	$120,389
Cost of goods sold	35,456	39,294	125,084	109,055

Gross profit	2,730	4,103	9,206	11,334
Selling, general and administrative expenses	5,088	5,527	17,393	12,783

Loss from operations	(2,358)	(1,424)	(8,187)	(1,449)
Interest income	(49)	(7)	(139)	(7)
Interest expense — PC Mall commercial line of credit	—	369	—	1,329
Interest income — PC Mall commercial line of credit	—	(369)	—	(1,329)

Loss before income taxes	(2,309)	(1,417)	(8,048)	(1,442)
Provision (benefit) for income taxes	—	(525)	5,350	(535)

Net loss	$(2,309)	$(892)	$(13,398)	$(907)

Loss per share:
Basic	$(0.13)	$(0.06)	$(0.76)	$(0.06)

Diluted	$(0.13)	$(0.06)	$(0.76)	$(0.06)

Weighted average shares outstanding:
Basic	17,738	15,155	17,576	14,385

Diluted	17,738	15,155	17,576	14,385

The accompanying notes are an integral part of these financial statements.

eCOST.com, Inc.
STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

			Additional	Deferred
	Common Stock		Paid-in	Stock-Based	Accumulated
	Shares	Amount	Capital	Compensation	Deficit	Total
			(Unaudited, in thousands)
Balance at December 31, 2004	17,465	$17	$33,834	$(1,333)	$(11,238)	$21,280
Exercise of stock options	282	1	318	—	—	319
Stock-based compensation	—	—	—	375	—	375
Net loss	—	—	—	—	(13,398)	(13,398)

Balance at September 30, 2005	17,747	$18	$34,152	$(958)	$(24,636)	$8,576

The accompanying notes are an integral part of these financial statements.

eCOST.com, Inc.
STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
	2005	2004
	(Unaudited, in
	thousands)
Cash flows from operating activities:
Net loss	$(13,398)	$(907)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	332	31
Deferred income taxes	5,350	(535)
Deferred rent	123	—
Non-cash stock-based compensation	375	1,381
Changes in operating assets and liabilities:
Accounts receivable	(3,041)	(1,232)
Inventories, net	(4,943)	(327)
Prepaid expenses and other current assets	(631)	(243)
Due to/from Affiliate, net	1,895	—
Other assets	(64)	(78)
Accounts payable	6,430	(322)
Accrued expenses and other current liabilities	112	165
Deferred revenue	(847)	367

Total adjustments	5,091	(793)

Net cash used in operating activities	(8,307)	(1,700)

Cash flows from investing activities:
Purchases of property and equipment	(1,512)	(125)
Sale of short-term investments	7,000	—

Net cash provided by (used in) investing activities:	5,488	(125)

Cash flows from financing activities:
Net repayment from Affiliate	—	4,291
Book overdraft	—	266
Net proceeds from initial public offering	—	18,690
Payments for deferred offering costs	—	(1,684)
Exercise of stock options	319	—

Net cash provided by financing activities	319	21,563

Net increase (decrease) in cash and cash equivalents	(2,500)	19,738

Cash and cash equivalents:
Beginning of period	8,790	—

End of period	$6,290	$19,738

     Supplemental non-cash information: A warehouse construction allowance of $369 is excluded from the purchase of property and equipment for the nine months ended September 30, 2005.
The accompanying notes are an integral part of these financial statements.

eCOST.com, Inc.
NOTES TO FINANCIAL STATEMENTS
(unaudited, in thousands, except per share data)
1. The Company and Summary of Significant Accounting Policies
The Company
     eCOST.com, Inc. (“we” or “our”) is a leading multi-category online discount retailer of new, “close-out” and refurbished brand-name merchandise and operates in a single business segment, selling products primarily to customers in the United States. We were incorporated in Delaware in February 1999 as a wholly-owned subsidiary of PC Mall, Inc. (“Parent”). In September 2004, we completed an initial public offering (“IPO”) of 3,465 shares of our common stock, leaving our Parent with ownership of approximately 80.2% of the outstanding shares of our common stock. On April 11, 2005, our Parent distributed its remaining ownership interest in our company to its common stockholders (referred to as the “distribution” or the “spin-off”). For purposes of these financial statements and related notes, our former Parent and its wholly-owned subsidiaries excluding us are referred to as an “Affiliate.”
Basis of Presentation
     For the three and nine months ended September 30, 2004, the statements of operations include expense allocations for certain corporate functions historically provided to us by our former Parent, including administrative services (accounting, human resources, tax services, legal and treasury), inventory management and order fulfillment, credit card processing, information systems, advertising services, and use of office space. These allocations were made on a specifically identifiable basis or using the relative percentages, as compared to our former Parent’s other businesses, of net sales, payroll, net cost of goods sold, square footage, headcount or other relevant measures. We have not made a determination of whether these expenses were comparable to those we could have obtained from an unrelated third party. In connection with our IPO, we entered into agreements with our former Parent to provide a variety of similar services under a fee arrangement for a specific term, some of which were amended commensurate with the spin-off. These services included inventory management and fulfillment through the date of distribution, administrative services such as accounting through the date of distribution, human resources, payroll and information services. The financial results for the three and nine months ended September 30, 2005 reflect these contractual service arrangements, as amended.
     Our accompanying unaudited financial statements for the three and nine months ended September 30, 2005 and 2004 have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission for interim financial reporting. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such regulations. The financial statements include all normal recurring adjustments which we believe are necessary to fairly state our financial position, however, these results are not necessarily indicative of results for any other interim period or for the full year. These financial statements should be read in conjunction with the audited financial statements and the notes thereto included in our Annual Report on Form 10-K/A for the year ended December 31, 2004.
Liquidity
     Historically, prior to the IPO, our primary sources of financing came from cash flows from operations and investments from our former Parent. In September 2004, we completed an IPO of 3,465 shares of our common stock, which yielded net proceeds of approximately $16,700 after underwriting discounts, commissions and offering expenses. Since completion of the IPO, we have performed our own cash management functions.
     We have incurred operating losses of $2,059 and $8,187(unaudited), and used cash in operations of $139 and $8,307(unaudited) for the year ended December 31, 2004 and for the nine months ended September 30, 2005, respectively. While there is no single condition or event responsible for our net losses, we experienced a number of significant operational challenges related to the spin-off from PC Mall and to our transition to a standalone public entity. Net sales have declined in each consecutive quarter of 2005, while our cost structure became burdened with additional costs related to being a standalone public entity. We have undertaken several operational and strategic initiatives to address the current situation and return us to profitability including:
•	Focusing sales efforts on product margin as a priority over volume.

•	Leveraging automated analytical tools in order to more efficiently set prices for our products.

•	Better automating and optimizing our advertising efforts.

•	Implementing various strategies to reduce freight costs and increase recoupment on freight.

•	Streamlining warehouse operations by bringing in a more experienced management staff, improving our returns and cycle count processes, and implementing better velocity management practices.

•	Reducing our cost structure through targeted reductions in the workforce, and exploring options for transitioning certain of our operations offshore.
     We have an asset-based line of credit of up to $15,000 with a financial institution, which is collateralized by substantially all of our assets. Borrowings under the facility are limited to a percentage of eligible accounts receivable and letter of credit availability is limited to a percentage of accounts receivable and inventory. As of September 30, 2005, we had no borrowings under the line of credit and letters of credit of $226. The credit facility contains standard terms and conditions customarily found in similar facilities offered to similarly situated borrowers. The credit facility limits our ability to make acquisitions above pre-defined dollar thresholds, requires proceeds from any future stock issuances to repay outstanding amounts under the facility, and has as its sole financial covenant a minimum tangible net worth requirement. As of September 30, 2005, we are in compliance with the sole financial covenant. The credit facility will mature in March 2007.
     Our need for cash is dependent on our operating activities and if we do not maintain or increase sales or control expenses, we will require additional cash in the near term. Our forecasts and projections of working capital needs require significant judgment and estimates, and there are inherent risks and uncertainty associated with such forecasts and projections. We will continue to evaluate our liquidity on an ongoing basis and may need to pursue additional financing if we are not successful in achieving our current forecasts and projections. There can be no assurance that such additional financing will be available on acceptable terms or at all. If it is available, it may be senior to our common stock and dilutive to our shareholders.
Inventories
     Inventories consist primarily of finished goods, and are stated at the lower of cost (determined under the first-in, first-out method) or market. Additionally, we do not record revenue and related cost of goods sold until delivery. As such, inventories include goods-in-transit to customers at September 30, 2005 and December 31, 2004 of $952 and $1,794, respectively. Inventory reserves are established based upon our view of potential diminution in values due to inventories that are potentially slow moving or obsolete, potential excess levels of inventory or values assessed at potentially lower than cost.
Stock-Based Compensation
     We have adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, which amends Financial Accounting Standards Board (“FASB”) Statement No. 123, Accounting for Stock-Based Compensation (“SFAS 123”). As permitted by SFAS 148, we continue to measure compensation cost in accordance with Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees and related interpretations, and provide pro forma disclosures of net income (loss) and earnings (loss) per share as if the fair-value method had been applied. Accordingly, we do not record compensation expense on issuance of stock options to employees for options granted at the then-current market value at the date of grant.

     The following table presents the effect on “Net loss” of recognizing stock-based compensation cost as if the fair valued based method had been applied to all outstanding and unvested stock options for each of the periods presented (in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net loss — as reported	$(2,309)	$(892)	$(13,398)	$(907)
Less: compensation expense as determined under SFAS 123, net of related taxes	(737)	(756)	(2,152)	(861)
Add: stock-based compensation expense included in reported net income, net of related taxes	125	809	325	869

Net loss — pro forma	$(2,921)	$(839)	$(15,225)	$(899)

Basic loss per share — as reported	$(0.13)	$(0.06)	$(0.76)	$(0.06)

Basic net loss per share — pro forma	$(0.16)	$(0.06)	$(0.87)	$(0.06)

Diluted net loss per share — as reported	$(0.13)	$(0.06)	$(0.76)	$(0.06)

Diluted net loss per share — pro forma	$(0.16)	$(0.06)	$(0.87)	$(0.06)

Recent Accounting Pronouncements
     In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. SFAS 154 replaces APB No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. Under APB 20, a change in accounting principle was recognized as a cumulative effect of accounting change in the income statement of the period of the change. SFAS 154 generally requires retrospective application to prior periods’ financial statements of voluntary changes in accounting principles. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not expect the adoption of this standard to have a significant impact on our results of operations, financial position or cash flows.
     In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets — an amendment of APB Opinion No. 29. SFAS 153 eliminates the exception for non-monetary exchanges of similar productive assets of APB Opinion No. 29 and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. We do not expect the adoption of this standard to have a significant impact on our results of operations, financial position or cash flows.
     In November 2004, the FASB issued SFAS No. 151, Inventory Costs — an amendment of ARB No. 43, Chapter 4. SFAS 151 amends Accounting Research Bulletin (“ARB”) No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, double freight, re-handling costs and wasted material. SFAS 151 requires that these types of costs be recognized as current period expenses regardless of whether they meet the criteria of “so abnormal” as previously provided in ARB 43. In addition, SFAS 151 requires that allocation of fixed production overhead to the costs of conversion be based on normal capacity of the production facilities. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not expect the adoption of this standard to have a significant impact on our results of operations, financial position or cash flows.
     In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for either equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The statement eliminates the ability to account for share-based compensation transactions using the intrinsic value method as prescribed by APB 25, and generally requires that such transactions be accounted for using a fair-value-based method and recognized as expense in our statements of operations. SFAS 123R requires companies to assess the most appropriate model to calculate the value of the options. We currently use the Black-Scholes option pricing model to value options and are currently assessing which model will be used in the future under the new statement and may deem an alternative model to be the most appropriate. The use of a different model to value options may result in a different fair value than the use of the Black-Scholes option pricing model. In addition, there are a number of other requirements under the new standard that will result in differing accounting treatment than currently required. These differences include, but are not limited to, the accounting for the tax benefit on employee stock options. In addition to the appropriate fair value model to be used for valuing share-based payments, we will also be required to determine the transition method to be used at the date of adoption. The allowed transition methods include prospective and retroactive adoption options. Under the retroactive options, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS 123R, while the retroactive methods would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. The SEC extended the implementation date of SFAS 123R such that the effective date of the new standard for our financial statements is the first fiscal quarter of 2006. We have not yet determined the impact of adopting SFAS 123R on our results of operations or financial position however, the effect is expected to be significant.
2. Net Loss Per Share
     Basic Earnings Per Share (“EPS”) excludes dilution and is computed by dividing net income or loss by the weighted average number of common shares outstanding during the reported periods. Diluted EPS reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised using the treasury stock method.
     The computation of Basic and Diluted net loss per share is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net loss	$(2,309)	$(892)	$(13,398)	$(907)
Weighted average shares — Basic	17,738	15,155	17,576	14,385
Effect of dilutive stock options(a)	—	—	—	—

Weighted average shares — Diluted	17,738	15,155	17,576	14,385

Basic loss per share	$(0.13)	$(0.06)	$(0.76)	$(0.06)

Diluted loss per share	$(0.13)	$(0.06)	$(0.76)	$(0.06)

(a)	Potential common shares of 4,252 and 1,008 as of September 30, 2005 and 2004, respectively, have been excluded from the net loss per share computations because the effect of their inclusion would be anti-dilutive.
3. Stock-Based Compensation (share amounts not in thousands)
     In March 2004, we granted an option under our 1999 Stock Incentive Plan (the “1999 Plan”) to purchase 560,000 shares of common stock to our Chief Executive Officer at an exercise price of $6.43 per share. This grant resulted in the recognition of deferred stock-based compensation based on the estimated deemed fair value of the common stock on the date of grant of $10.00. An aggregate of 25% of the shares of common stock subject to this option vested upon the completion of our IPO. The remainder of the shares of common stock subject to this option vests in equal quarterly installments over the three-year period following our IPO. We have recorded stock-based compensation charges of $125 and $375 for the three and nine months ended September 30, 2005, respectively, to reflect the amortization of this expense.
     In accordance with the Employee Benefit Matters Agreement, dated September 1, 2004 related to our spin-off from PC Mall, all PC Mall stock options that were outstanding on the record date and unexercised on April 11, 2005, were converted to eCOST.com stock options based on a ratio equal to 1.2071 for each PC Mall option. This resulted in the issuance to PC Mall option holders of 2,715,552 eCOST.com options under our 2004 Stock Incentive Plan.

     The following table summarizes information about the options that were issued to PC Mall option holders in conjunction with the spin-off from PC Mall as of September 30, 2005:

	Options Outstanding			Options Exercisable
		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Life (years)	Price	Exercisable	Price
$0.44 to $0.99	581,000	4.5	$0.82	581,000	$0.82
$1.00 to $1.99	594,000	6.5	$1.33	538,000	$1.32
$2.00 to $4.99	371,000	5.0	$3.28	337,000	$3.30
$5.00 to $7.99	758,000	8.8	$7.15	300,000	$7.18
$8.00 to $11.41	141,000	8.8	$9.17	45,000	$9.05

	2,445,000	6.7	$3.76	1,801,000	$2.70

     In July 2005, we granted options to purchase an aggregate 732,500 shares of common stock under our 2004 Stock Incentive Plan to employees and non-employee directors at an exercise price of $3.68 per share. For 702,500 of these option grants, 25% of the shares of common stock under these option grants vest after one year, and the remainder of the shares vest in equal quarterly installments over the ensuing three-year period. For 30,000 of these option grants, the shares of common stock under these option grants vest in equal quarterly installments over the ensuing one-year period.
     In August 2005, we granted options to purchase 30,000 shares of common stock under our 2004 Stock Incentive Plan to a non-employee director at an exercise price of $2.18 per share. The shares of common stock under this option grant vest in equal quarterly installments over the ensuing three-year period.
     In October 2005, we granted options to purchase an aggregate 112,500 shares of common stock under our 2004 Stock Incentive Plan to employees at an exercise price of $1.83 per share. 25% of the shares of common stock under these option grants vest after one year, and the remainder of the shares vest in equal quarterly installments over the ensuing three-year period.
4. Income Taxes
     We assess the recoverability of deferred tax assets and the need for a valuation allowance on an ongoing basis. In making this assessment, we consider all available positive and negative evidence to determine whether, based on such evidence, it is more likely than not that all of the net deferred assets will be realized in future periods. This assessment requires significant judgment and is based upon a number of factors including recent operating results, estimates involving projections of future taxable income, the nature of current and deferred income taxes, tax attributes relating to the interpretation of various tax laws, historical bases of tax attributes associated with certain tangible and intangible assets and limitations surrounding the availability of deferred tax assets.
     During 2003, we released the valuation allowance based on an assessment of both positive and negative evidence with respect to our ability to realize our deferred tax benefits. Specifically, at that time, our management considered current forecasts and projections supporting the future utilization of its deferred tax benefits, recent operating results and the fact that net operating losses were not limited with respect to their utilization and are available over a remaining carryover period of approximately 15 to 18 years.
     Over the latter half of fiscal 2004 and into the first half of 2005, we incurred significant operating losses which to some extent were driven by costs and expenses associated with our IPO and spin-off from our former Parent. As of the second quarter of 2005, our revised forecasts indicated a deferral in the timing of profitability, and this caused greater uncertainty with respect to our ability to generate sufficient taxable income to utilize our deferred tax assets. As required under the provisions of SFAS 109, Accounting for Income Taxes, we evaluated both positive and negative evidence to determine whether the utilization of the deferred tax assets is more likely than not. Given our recent losses incurred and quarterly trend of operating losses and the inherent risk and uncertainty associated with our forecasts and projections, we determined that under the criteria of SFAS 109 it was not more likely than not that our deferred tax assets would be realized. Accordingly, we recorded a full valuation allowance against our net deferred tax assets during the second quarter of 2005, which resulted in a tax provision in that quarter of $6,500. We will continue to monitor all available evidence in accounting for this estimate and evaluate it on an ongoing basis.

5. Commitments and Contingencies
Leases
     We sublease office space from our former Parent as more fully described in Note 7. Additionally, we lease 164,000 square feet for our fulfillment center in Memphis, Tennessee along with related warehouse equipment. Minimum annual rentals under such leases at September 30, 2005 are described below.
     The following table sets forth our future contractual commitments as of September 30, 2005 (in thousands):

	Payment Due by Period
		3 Months
		Remaining
	Total	2005	2006	2007	2008	2009	2010	Thereafter
Operating leases	$2,860	$109	$580	$621	$515	$515	$481	$39
Service agreements with our former Parent	440	120	320	—	—	—	—	—
Employment agreements	63	63	—	—	—	—	—	—

Total	$3,363	$292	$900	$621	$515	$515	$481	$39

Other Commitments and Contingencies
     On July 12, 2004, we received correspondence from MercExchange LLC alleging infringement of MercExchange’s U.S. patents relating to e-commerce and offering to license its patent portfolio to us. On July 15, 2004, we received a follow-up letter from MercExchange specifying which of our technologies MercExchange believes infringe certain of its patents, alone or in combination with technologies provided by third parties. Some of those patents are currently being litigated by third parties, and we are not involved in those proceedings. In addition, three of the four patents identified by MercExchange are under reexamination at the U.S. Patent and Trademark Office, which may or may not result in the modification of those claims. In the July 15 letter, MercExchange also advised us that it has a number of applications pending for additional patents. MercExchange has filed lawsuits alleging infringement of some or all of its patents against third parties, resulting in settlements or verdicts in favor of MercExchange. At least one such verdict was appealed to the United States Court of Appeals for the Federal Circuit and was affirmed in part. Based on our investigation of this matter to date, we believe that our current operations do not infringe any valid claims of the patents identified by MercExchange in these letters. There can be no assurance, however, that such claims will not be material or adversely affect our business, financial position, results of operations or cash flows.
     On September 9, 2005, our Executive Vice President and Chief Financial Officer (“CFO”) resigned. In connection with this resignation, we and our former CFO entered into a Severance and Release Agreement, pursuant to which our former CFO agreed to a general release of our company and our affiliates and we agreed to pay our former CFO a total of $147, consisting of $118 in severance and $29 representing the remaining amount of our former CFO’s 2005 guaranteed bonus, payable in biweekly installments through March 2006. This total amount is classified in the current period as a component of Selling, General and Administrative Expenses.
6. Commercial Lines of Credit
     Prior to the IPO, we were a co-borrower with joint and several liability with PC Mall and certain of its other subsidiaries (the “Borrowing Group”) under an asset-based revolving credit facility (the “Parent Commercial Line of Credit”) and a Term Note. We did not directly utilize proceeds from the facility and effective upon the closing of our IPO, were released from all of our obligations. Because we were legally a borrower under the Parent Commercial Line of Credit and the Term Note, the entire Parent obligation is reflected in the financial statements for periods prior to the IPO with equal amounts of interest income and expense recognized in the accompanying Statements of Operations.
     We have an asset-based line of credit of up to $15,000 with a financial institution, which is collateralized by substantially all of our assets. The credit facility functions as a working capital line of credit with our borrowings restricted to a percentage of our inventory and accounts receivable. Outstanding amounts under the facility bear interest initially at the prime rate plus 0.25%. Beginning in 2006, outstanding amounts under the facility will bear interest at rates ranging from the prime rate to the prime rate plus 0.5%, depending on our financial results. The credit facility contains standard terms and conditions customarily found in similar facilities offered to similarly situated borrowers and has as its sole financial covenant a minimum tangible net worth requirement. As of September 30, 2005, we are in compliance with our sole financial covenant. The credit facility will mature in March 2007. As of September 30, 2005, we had no borrowings under our asset-based line of credit and letters of credit of $226.
     As of November 8, 2005, our Loan and Security Agreement with the financial institution with whom we have the credit facility was amended, reducing the minimum tangible net worth requirement from $7,000 to $5,000. In consideration, we are obligated to pay the financial institution an Amendment Fee of $113 and incremental service fees of $1 per month. In addition, the fee payable by us to the financial institution in the event of early termination of the credit facility was increased from 0.35% of the revolving loan limit (if termination occurs between the first and second anniversaries of the credit facility) or 0.20% of the revolving loan amount (if termination occurs after the second anniversary of the loan agreement) to 0.75% of the revolving loan amount, regardless of when the termination occurs. On November 29, 2005, in connection with the granting of consent for our merger with PFSweb, our credit facility was amended to limit our inventory borrowings to letters of credit not to exceed $5 million and to require a $1 million borrowing reserve.
7. Transactions with Affiliate
     Since inception, our former Parent has provided various services such as administration, warehousing and distribution, information technology and use of its facilities to us. Immediately prior to the closing of the IPO, we entered into fixed-term fee agreements with our former Parent to provide for these services. The inventory management and order fulfillment agreement terminated upon completion of the spin-off. Our former Parent continues to provide us with information systems support, usage of telecommunications systems, hardware and software systems and other information technology services under an agreement with a term of two years expiring in September 2006, which either party may terminate with six months prior notice. The administrative services agreement was amended effective as of the date of the spin-off to reduce the fees and scope of services. Though the administrative services agreement expired in August 2005, we continue to receive certain services from our former Parent.
     Direct and allocated costs charged from our former Parent included in the accompanying statements of operations are as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Cost of goods sold (including cost of products, shipping and fulfillment)	$15,085	$36,133	$84,109	$100,641
Selling, general and administrative expenses	254	632	1,077	1,702
     As of September 30, 2005, we had a net payable due to our Affiliate of $1,082 primarily related to fees incurred under the various service agreements described above and other miscellaneous transactions. In addition, accounts payable includes an amount due to our Affiliate of $809 for purchases of inventory.
8. Subsequent Event
     On November 10, 2005, we entered into a non-binding letter of intent with PFSweb, Inc., an international provider of integrated business process outsourcing services, which contemplates the merger of our company with PFSweb. Pursuant to the terms of the proposed merger, our shareholders will be issued one common share of PFSweb for each outstanding share of eCOST.com in a tax-free, share-for-share transaction. As a result, we will become a wholly owned subsidiary of PFSweb. The transaction is subject to due diligence examinations by both parties, the execution of a definitive agreement, the approval of both parties’ respective Boards of Directors and shareholders, and other customary conditions. No assurance can be give that these and other conditions will be satisfied to allow us to complete the proposed merger.